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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐	Soliciting Material Pursuant to §240.14a-12
OVERSEAS SHIPHOLDING GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OVERSEAS SHIPHOLDING GROUP, INC.
511 FIFTH AVENUE, NEW YORK, N.Y. 10017
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 7, 2005

TO THE STOCKHOLDERS OF OVERSEAS SHIPHOLDING GROUP, INC.:

        The Annual Meeting of Stockholders of Overseas Shipholding Group, Inc. will be held at J.P. Morgan Chase & Co., 277 Park Avenue, New York, N.Y., 17th Floor, on Tuesday, June 7, 2005, at 2:30 P.M. for the following purposes:

  (l)
  To elect twelve directors, each for a term of one year;

  (2)
  To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the Corporation's independent registered public accounting firm for the year 2005; and

  (3)
  To transact such other business as may properly be brought before the meeting.

        Stockholders of record at the close of business on April 15, 2005 will be entitled to vote at the meeting. The stockholders list will be open to the examination of stockholders for any purpose germane to the meeting, during ordinary business hours, for ten days before the meeting at the Corporation's offices, 511 Fifth Avenue, New York, N.Y.

        Whether or not you expect to be present at the meeting in person, please date and sign the enclosed proxy and return it without delay in the enclosed envelope, which requires no postage if mailed in the United States.

        We urge you to exercise your privilege of attending the meeting in person. In that event, the Corporation's receipt of your proxy will not affect in any way your right to vote in person.

By order of the Board of Directors,

JAMES I. EDELSON General Counsel and Secretary

New York, N.Y.
April 29, 2005

IMPORTANT
PLEASE SIGN, DATE AND PROMPTLY RETURN THE
ENCLOSED PROXY IN THE ENCLOSED RETURN ENVELOPE

OVERSEAS SHIPHOLDING GROUP, INC.
511 Fifth Avenue, New York, N.Y. 10017

PROXY STATEMENT

        The accompanying proxy is solicited on behalf of the Board of Directors of Overseas Shipholding Group, Inc. (the "Corporation") for use at the Annual Meeting of Stockholders to be held on June 7, 2005. Any stockholder giving a proxy may revoke it at any time before it is exercised at the meeting.

        Only stockholders of record at the close of business on April 15, 2005 will be entitled to vote at the Annual Meeting. The Corporation has one class of voting securities, its Common Stock, of which 39,444,813 shares were outstanding on said record date and entitled to one vote each. This proxy statement and the accompanying proxy will first be sent to stockholders on or about April 29, 2005.

ELECTION OF DIRECTORS

        The twelve nominees for election at the forthcoming meeting, all of whom are presently directors of the Corporation, are listed below. The nominees listed below were selected by the Board upon the recommendation of the Corporate Governance and Nominating Committee. Unless otherwise directed, the proxy will be voted for the election of these nominees, to serve for the ensuing year and until their successors are elected and qualify.

        The table below sets forth information as to each nominee, and includes the amount and percentage of the Corporation's Common Stock of which each nominee, and all directors, nominees and executive officers as a group, were the "beneficial owners" (as defined in regulations of the Securities and Exchange Commission (the "SEC")) on April 15, 2005, all as reported to the Corporation. In accordance with SEC regulations, the table includes, in the case of certain of the directors, shares owned by entities in which the nominee, by reason of his position or interest, shares the power to vote or to dispose of securities.

Name and Age	Principal Occupation	Served as Director Since	Shares of Common Stock Beneficially Owned(a)		Percentage of Common Stock Beneficially Owned
Nominees:
Morten Arntzen, 50	President and Chief Executive Officer of the Corporation.	2004	88,104	(b)	0.2%
Oudi Recanati, 55	Director of companies.	1996	4,537,492	(c)(l)	11.5%
G. Allen Andreas III, 35	Director, Delaware Street Capital, LLC, investment management company.	2004	2,500	(d)	—
Alan R. Batkin, 60	Vice Chairman of Kissinger Associates, Inc., geopolitical consulting firm.	1999	5,000	(e)	—
Thomas B. Coleman, 62	Chief Executive Officer of International-Matex Tank Terminals, deep water bulk liquid terminals and logistics.	2003	6,000	(f)	—

Charles A. Fribourg, 48	Directeur General, Finagrain S.A., agribusiness investment holding company and a subsidiary of ContiGroup Companies, Inc.	2000	28,558	(g)	—
Stanley Komaroff, 70	Senior Advisor, Henry Schein, Inc., distributor of healthcare products and services.	1993	4,103	(h)	—
Solomon N. Merkin, 48	President, Leib Merkin, Inc., private investment company.	1989	4,000	(e)(i)	—
Joel I. Picket, 66	Chairman of the Board and Chief Executive Officer, Gotham Organization Inc., real estate, construction and development.	1989	3,000	(j)	—
Ariel Recanati, 41	President, Maritime Overseas Corporation, dry bulk shipping company.	1999	4,526,992	(k)(l)	11.5%
Thomas F. Robards, 58	Principal, Robards & Company, investment advisory and consulting services.	2005	—		—
Michael J. Zimmerman, 54	Chairman of the Board of the Corporation; Executive Vice President and Chief Financial Officer, ContiGroup Companies, Inc., diversified agribusiness and finance.(m)	2000	15,500	(g)	—
All directors, nominees and executive officers as a group			4,708,738	(n)	11.9%

(a)
Includes the shares of Common Stock issuable within 60 days of April 15, 2005 upon the exercise of all options owned by the indicated stockholders on that date. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

(b)
Includes 50,000 and 4,771 shares granted to Mr. Arntzen by the Corporation pursuant to restricted stock agreements dated January 19, 2004 and January 12, 2005, respectively. Mr. Arntzen becomes vested in one-quarter of these shares on each of the first four anniversaries of the respective grant dates, subject to accelerated vesting under certain circumstances set forth in the agreements. Also includes 33,333 shares of Common Stock issuable upon exercise of stock options.

(c)
Includes 4,430,560 shares as to which Mr. Oudi Recanati may be deemed to share the power to vote and dispose of under a stockholders agreement, dated as of April 16, 2003 among members of the Recanati family, as amended (the "Stockholders Agreement"); and 95,432 shares as to which he may be deemed to share the power to vote and dispose of by virtue of his positions as an officer and director of the Recanati Foundation. Also includes 11,500 shares of Common Stock issuable upon the exercise of stock options. Mr. Oudi Recanati has a 12.5% partnership interest in OSG Holdings, a partnership which beneficially owns 1,786,964 shares of Common Stock.

(d)
Consists of 2,500 shares of Common Stock issuable upon exercise of stock options.

(e)
Includes 4,000 shares of Common Stock issuable upon exercise of stock options.

(f)
Includes 5,000 shares of Common Stock issuable upon exercise of stock options.

(g)
Includes 10,500 shares of Common Stock issuable upon exercise of stock options.

(h)
Includes 3,000 shares of Common Stock issuable upon exercise of stock options.

(i)
Mr. Merkin has a 0.6% partnership interest in OSG Holdings, a partnership which beneficially owns 1,786,964 shares of Common Stock.

(j)
Includes 2,000 shares of Common Stock issuable upon exercise of stock options.

(k)
Includes 4,430,560 shares as to which Mr. Ariel Recanati may be deemed to share the power to vote pursuant to the Stockholders Agreement (He may be deemed to share the power to dispose of only 3,802,346 of these shares.); and 95,432 shares as to which he may be deemed to share the power to vote and dispose of by virtue of his position as a director of the Recanati Foundation. Also includes 1,000 shares of Common Stock issuable upon the exercise of stock options.

(l)
Mr. Oudi Recanati is the first cousin of Mr. Ariel Recanati.

(m)
Mr. Zimmerman was elected as the non-executive Chairman of the Board of the Corporation in 2004.

(n)
Includes 87,333 shares of Common Stock issuable upon exercise of stock options. See Notes (b) through (h), (j) and (k) above.

        Each director has been principally engaged in his present employment for the past five years, except: Mr. Morten Arntzen, who served as the Chief Executive Officer of American Marine Advisors, Inc., a merchant banking firm serving the maritime industry, for more than five years prior to year end 2003; Mr. Oudi Recanati, who served as Chairman of Discount Bank and Trust Company from 1999 until June 2002, was Co-Chairman (from 1999) and Co-Chief Executive Officer (from 1996) of IDB Holding Corporation Ltd. until April 1, 2001, engaged in investment and finance; Mr. Andreas who served for more than five years prior to October 2004 as Vice President of Allen & Company, an investment banking and asset management company; Mr. Komaroff, who served as Senior Partner of the law firm of Proskauer Rose LLP for more than five years prior to year end 2003; Mr. Merkin who served as Vice President of Leib Merkin Inc. for more than five years prior to August 2003; Mr. Ariel Recanati, who, until January 31, 2003, served as a Senior Vice President (since 1998) and Chief Strategic and Planning Officer of the Corporation (since 1999); and Mr. Robards, who served as Senior Vice President and Chief Financial Officer of the American Museum of Natural History from 2003 until 2004 and served as Chief Financial Officer of Datek Online Holding Corp., an online brokerage firm, from 2000 until 2003.

        Mr. Arntzen is a director of Chiquita Brands International. Mr. Batkin is a director of Diamond Offshore Drilling, Inc., Hasbro, Inc., Cantel Medical Corp., S&P 500 Geared Fund, Inc. and Merrill, Lynch IQ Investment Funds. Mr. Robards is a director of Financial Federal Corporation and HSBC Investor Funds. Mr. Zimmerman is a director of Premium Standard Farms, Inc. and Financial Federal Corporation.

        If, for any reason, any nominee should not be available for election or able to serve as a director, the accompanying proxy will be voted for the election of a substitute nominee designated by the Board of Directors. The Board has no reason to believe that it will be necessary to designate a substitute nominee.

INFORMATION ABOUT THE BOARD AND CORPORATE GOVERNANCE

        Corporate Governance Guidelines.    The Board has adopted Corporate Governance Guidelines to promote the effective functioning of the Board and its committees, to promote the interests of all stockholders, and to ensure a common set of expectations as to how the Board, its various committees, individual directors and management should perform their functions. The Board believes that ethics and integrity cannot be legislated or mandated by directive or policy and that the ethics, character, integrity and values of the Corporation's directors and senior management remain the most important safeguards in quality corporate governance. The Corporate Governance Guidelines are posted on the Corporation's website, which is www.osg.com, and are available in print upon the request of any stockholder of the Corporation. Under the Corporate Governance Guidelines, each director is expected to attend all Board meetings and all meetings of committees of which he is a member. Meeting materials are provided to Board and Committee members prior to meetings, and members are expected to review such materials prior to each meeting.

        Independence.    Under the Corporate Governance Guidelines, which incorporate the standards established by the New York Stock Exchange ("NYSE"), the Board must consist of a majority of independent directors. As determined by the Board, ten of the twelve nominees, namely Messrs. Oudi Recanati, Andreas, Batkin, Coleman, Fribourg, Komaroff, Merkin, Picket, Robards and Zimmerman, have been determined to be independent under the Corporate Governance Guidelines.

        Meetings of the Board.    The Board held twelve meetings during 2004. Each director attended at least 75% of the total number of meetings of the Board and Committees of which he was a member.

        Communications with Board Members.    Stockholders may communicate with any director by sending a letter to such director's attention in care of the Corporation's Corporate Secretary, 511 Fifth Avenue, New York, New York 10017. The Corporate Secretary opens and forwards all such correspondence (other than advertisements and other solicitations) to directors unless the director to whom the correspondence is addressed has requested that the Corporate Secretary forward correspondence unopened. Unless the context otherwise requires, the Corporate Secretary will provide any communication addressed to the Board to the director most closely associated with the nature of the request based on Committee membership and other factors.

        Code of Ethics.    The Corporation has adopted a code of ethics which is an integral part of the Corporation's business conduct compliance program and embodies the commitment of the Corporation and its subsidiaries to conduct operations in accordance with the highest legal and ethical standards. The Code of Ethics applies to all of the Corporation's officers, directors and employees. Each is responsible for understanding and complying with the Code of Ethics. The Code of Ethics is posted on the Corporation's website, which is www.osg.com, and is available in print upon the request of any stockholder of the Corporation.

        Executive Sessions of the Board.    To ensure free and open discussion and communication among the non-management directors, the Corporate Governance Guidelines provide that non-management directors meet in executive session at the end of each regular meeting of the Board; at least one of such executive sessions shall exclude non-management directors who do not qualify as independent. In accordance with the Guidelines, the non-executive Chairman of the Board of Directors chairs the executive sessions. Any non-management director can request that an additional executive session be scheduled.

Committees

        The Corporation has three standing committees of its Board: the Audit Committee, the Corporate Governance and Nominating Committee and the Compensation Committee. Each of these committees has a charter that is posted on the Corporation's website, www.osg.com, and is available in print upon the request of any stockholder of the Corporation.

        Audit Committee.    The Audit Committee is required to have no fewer than three members all of whom must be independent directors. During 2004, the Audit Committee consisted of Messrs. Zimmerman (Chairman), Picket, William L. Frost (who retired in June 2004) and Andreas (who was elected to the Committee in June 2004). The Board determined that Mr. Zimmerman is an audit committee financial expert, as defined by rules of the SEC. The Audit Committee met five times during 2004.

        The Audit Committee oversees the Corporation's accounting, financial reporting process, internal controls and audits and consults with management, the internal auditor and the Corporation's independent registered public accounting firm on, among other things, matters related to the annual audit, and published financial statements and the accounting principles applied. As part of its duties, the Audit Committee retains the Corporation's independent registered public accounting firm, subject to stockholder ratification. It maintains direct responsibility for the compensation and oversight of the Corporation's independent registered public accounting firm and evaluates the independent registered public accounting firm' qualifications, performance and independence. The Audit Committee has established policies and procedures for the pre-approval of all services provided by the Corporation's independent registered public accounting firm.

        Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee is required to have no fewer than two members, all of whom must be independent directors. During 2004, the Corporate Governance and Nominating Committee consisted of Messrs. Oudi Recanati (Chairman), Komaroff, Merkin and Zimmerman. The Committee is required to meet as many times as necessary each year. In 2004, the Corporate Governance and Nominating Committee met two times. The Corporate Governance and Nominating Committee considers and makes recommendations on matters related to the practices, policies and procedures of the Board and takes a leadership role in shaping the corporate governance of the Corporation. As part of its duties, the Committee assesses the size, structure and composition of the Board and Board committees, coordinates evaluation of Board performance and reviews Board compensation. The Committee also acts as a screening and nominating committee for candidates considered for election to the Board. In this capacity it concerns itself with the composition of the Board with respect to depth of experience, balance of professional interests, required expertise and other factors set forth in the Corporate Governance Guidelines. The Committee evaluates prospective nominees identified on its own initiative or referred to it by other Board members, management, stockholders or external sources and all self-nominated candidates. The Committee uses the same criteria for evaluating candidates nominated by stockholders and self-nominated candidates as it does for those proposed by other Board members, management and search consultants.

        To be considered for membership on the Board, the following criteria are considered:

  •
  judgment, character, age, integrity, expertise, tenure on the Board, skills and knowledge useful to the oversight of the Corporation's business;

  •
  status as "independent" or an "audit committee financial expert" or "financially literate" as defined by the NYSE or the SEC;

  •
  high level managerial, business or other relevant experience, including, but not limited to, experience in the industries in which the Corporation operates, and, if the candidate is an existing member of the Board, any change in the member's principal occupation or business associations;

  •
  absence of conflicts of interest with the Corporation;

  •
  status as a U.S. citizen; and

  •
  ability and willingness of the candidate to spend a sufficient amount of time and energy in furtherance of Board matters.

        A stockholder may recommend a person as a nominee for director by writing to the Secretary of the Corporation. Recommendations must be received by December 31, 2005 in order for a candidate to be considered for election at the 2006 Annual Meeting. Each recommendation for nomination should contain the following information: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had such nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Corporation if so elected. All the director nominees named in this proxy statement were evaluated under the criteria set forth above and recommended by the Corporate Governance and Nominating Committee for election by stockholders at the Annual Meeting.

        All nominees for election at the Annual Meeting were previously elected to the board by stockholders other than Mr. Thomas F. Robards, who was elected in April 2005 by the board after coming to the attention of the Corporate Governance and Nominating Committee through the recommendation of a member of such committee.

        Compensation Committee.    The Compensation Committee is required to have no fewer than two members, all of whom must be independent directors. During 2004 the Compensation Committee consisted of Messrs. Fribourg (Chairman), Oudi Recanati and Coleman (who was elected to the Committee in June 2004). The Committee met six times during 2004. The Compensation Committee makes recommendations to the Board as to the Corporation's general compensation philosophy, determines which of the corporate goals and objectives established by the Board are relevant to the compensation of the Corporation's Chief Executive Officer ("CEO"), evaluates the performance of the CEO in light of those goals and objectives, and determines and approves the CEO's compensation level based on this evaluation; establishes annual compensation, including benefits and perquisites of all executive officers of the Corporation, and reports such determinations and actions to the Board; reviews and approves employment agreements, severance agreements, change of control agreements and other similar agreements relating to executive officers; and establishes and modifies incentive-compensation plans and equity-based plans, and monitors such plans and their administration. The Compensation Committee also prepares an Annual Report of the Compensation Committee on Executive Compensation for inclusion in the Corporation's annual proxy statement or Annual Report on Form 10-K in accordance with the applicable rules and regulations of the SEC.

COMPENSATION AND CERTAIN TRANSACTIONS

        The following Summary Compensation Table includes individual compensation information for services in all capacities to the Corporation and its subsidiaries during the years ended December 31, 2004, 2003 and 2002 by the Corporation's Chief Executive Officer and the four other most highly compensated executive officers of the Corporation serving during fiscal 2004 (the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary(2)	Bonus(3)	Restricted Stock Awards(4)	Securities Underlying Options/SARs(5)	All Other Compensation(6)
Morten Arntzen President and Chief Executive Officer(1)	2004 — —	$721,154 — —	$1,500,000 — —	$2,035,000 — —	112,902 — —	$5,500 — —
Robert N. Cowen Senior Vice President, Chief Operating Officer and Secretary	2004 2003 2002	597,116 575,000 519,600	575,000 646,947 43,543	— — —	— — —	15,990 15,906 116,121
Myles R. Itkin Senior Vice President, Chief Financial Officer and Treasurer	2004 2003 2002	628,269 605,000 605,000	605,000 680,701 50,699	120,991 — —	6,244 — —	16,329 16,151 16,151
Robert E. Johnston Senior Vice President and Chief Commercial Officer	2004 2003 2002	597,116 575,000 575,000	575,000 646,947 48,185	86,250 — —	4,451 — —	17,165 16,206 16,206
Peter J. Swift Senior Vice President and Head of Shipping Operations	2004 2003 2002	441,346 425,000 425,000	425,000 478,179 35,615	63,771 — —	3,290 — —	16,525 16,441 36,056

(1)
Mr. Arntzen joined the Corporation as President and Chief Executive Officer on January 19, 2004.

(2)
In 2004, all employees of the Corporation paid on a bi-weekly pay cycle received an additional paycheck. The column "Salary" includes this additional salary earned in 2004 as a result of the additional pay cycle during the year for Messrs. Cowen, Itkin, Johnston and Swift in the amounts of $22,116, $23,269, $22,116 and $16,346, respectively.

(3)
For 2004, consists of bonuses under the Corporation's Incentive Compensation Plan for 2004.

(4)
For 2004, Messrs. Arntzen, Itkin, Johnston and Swift were granted on January 12, 2005 restricted stock under the Corporation's 2004 Stock Incentive Plan of 4,771 shares, 2,309 shares, 1,646 shares and 1,217 shares, respectively, which had a value of $52.40 per share on the date of grant. In addition, under the agreement pursuant to which the Corporation agreed to employ Mr. Arntzen as its President and Chief Executive Officer (the "Employment Agreement"), the Corporation granted Mr. Arntzen on January 19, 2004, 50,000 shares of restricted stock, which had a value on the date of grant of $35.70 per share. These grants of restricted stock vest in equal installments on each of the first four anniversaries of the date of grant. The foregoing restricted stock grants represent all of the restricted stock granted to Messrs. Arntzen, Itkin, Johnson and Swift, and entitle them to dividend payments thereon. These restricted stock holdings had a value of $3,023,359, $127,457, $90,859 and $67,178, respectively, based upon the closing price of the Common Stock on December 31, 2004.

(5)
Pursuant to the Employment Agreement for Mr. Arntzen, on January 19, 2004 the Corporation granted to Mr. Arntzen stock options under the Corporation's 1998 Stock Option Plan to purchase 100,000 shares of common stock. For 2004, pursuant to the Corporation's 2004 Stock Incentive Plan, the Corporation granted on January 12, 2005 stock options to Mr. Arntzen to purchase 12,902 shares of common stock and to other officers listed in the table the number of shares set forth opposite their names. These stock options become exercisable in equal installments on the day before each of the first three anniversaries of the date of grant.

(6)
In 2004, for Mr. Arntzen consists of the cost of term life insurance and for Messrs. Cowen, Itkin, Johnston and Swift, consists of matching contributions by the Corporation under its Savings Plan in the amount of $12,300 and the cost of term life insurance in the respective amounts of $3,690, $4,029, $4,865 and $4,225.

        The Corporation and Mr. Arntzen are parties to an agreement dated as of January 19, 2004, pursuant to which the Corporation agreed to employ Mr. Arntzen as its President and Chief Executive Officer at a base salary of no less than $750,000 per year and an annual bonus in 2004 of no less than $375,000. Under the agreement, the Corporation granted Mr. Arntzen on the date of agreement 50,000 restricted shares of the Corporation's Common Stock, which shares vest in equal installments on the first four anniversaries of the date of grant, and also granted him at the same time options to purchase 100,000 shares of the Corporation's Common Stock at a price of $35.70 per share, exercisable in equal installments on the day immediately prior to each of the first three anniversaries of the date of grant. Pursuant to this agreement the Corporation also reimbursed Mr. Arntzen for certain expenses totaling $25,000. If the Corporation terminates Mr. Arntzen's employment without cause or Mr. Arntzen resigns with good reason (as those terms are defined in the agreement) prior to January 19, 2007, then, upon Mr. Arntzen's signing of a general release, the Corporation shall pay him two years of base salary and shall accelerate the vesting of the next installment of his restricted shares and stock options.

        Mr. Cowen retired as Senior Vice, President, Chief Operating Officer and Secretary of the Corporation effective January 31, 2005. In connection with Mr. Cowen's resignation, the Corporation and Mr. Cowen amended the severance protection agreement between them dated as of December 12, 2003 to provide Mr. Cowen with three additional years of service for purposes of calculating his benefit under the Corporation's Supplemental Executive Retirement Plan Plus. As a result of Mr. Cowen's resignation, he is entitled to the severance benefits provided by his severance protection agreement, including his annual salary of $575,000 payable for two years in equal biweekly installments, which may be accelerated under certain circumstances, and his retirement benefits under the Corporation's pension plan and supplemental executive retirement plans which aggregated $3,748,146 and was paid to him between February 15, 2005 and March 10, 2005. In accordance with the severance protection agreement, Mr. Cowen released all claims he may have against the Corporation arising out of his former employment with the Corporation. The Corporation and Mr. Cowen also entered into a consulting agreement dated January 31, 2005 pursuant to which Mr. Cowen advises the Corporation with respect to certain pending legal matters involving the Corporation or its subsidiaries which he has supervised. The term of the consulting agreement is six months, beginning on February 1, 2005, which term may be extended by the Corporation for an additional six months. During the term of the Consulting Agreement, the Corporation pays Mr. Cowen a monthly consulting fee of $47,916.67.

        The Corporation has agreements in effect until October 2005 with Messrs. Itkin, Johnston and Swift and until January 2007 with Mr. Arntzen providing that in the event of a "change of control" of the Corporation, as defined in the agreements, each of the executives will be entitled to certain payments and benefits upon a termination of his employment (whether voluntary or involuntary) for periods ranging up to two years after the change of control or upon termination of his employment by the Corporation without cause or by the executive with good reason within 120 days prior to the change of control. Upon any such termination, the executive will be entitled to payment of three times (for Mr. Arntzen) or two times (for Messrs. Itkin, Johnston and Swift) his highest annual salary plus target annual incentive compensation in effect within 121 days prior to or at any time after the change of control, three years (for Mr. Arntzen) or two years (for Messrs. Itkin, Johnston and Swift) of additional service and compensation credit at that compensation level for pension purposes and for purposes of the Corporation's supplemental employee retirement benefit plans (see "Pension Plan" below) and three years (for Mr. Arntzen) or two years (for Messrs. Itkin, Johnston and Swift) of continued coverage for the executive and his dependents under the Corporation's health plan and for the executive under the Corporation's life insurance plan. If and to the extent that these payments and benefits, and any other amounts owed to Messrs. Arntzen, Itkin, Johnston and Swift as a result of a change of control, constitute "excess parachute payments" under Section 280G of the Internal Revenue Code of 1986, as amended, the excess parachute payments are subject to excise tax (and are not deductible to the Corporation); in that event, the amounts to be paid to Messrs. Arntzen, Itkin, Johnston and Swift under the terms of the agreements will be reduced such that no excise tax will apply.

        The Corporation also has severance protection agreements in effect until July 2005 with each of Messrs. Itkin, Johnston and Swift providing that if the executive's employment is terminated without cause or he resigns with good reason (as such terms are defined in the agreements), he shall be paid the same amount of salary at the same times as he would have been paid if he had remained an employee for twenty-four months based on his highest annual base salary in the six-month period immediately prior to his termination or resignation (less certain taxes and reimbursements), incurred but unreimbursed business expenses, and any accrued but unpaid base salary, bonuses, vacation pay or other compensation. Under such agreements, the Corporation shall also pay the executive any other vested amounts or benefits under applicable employee benefit plans of the Corporation and provide continued health benefits for up to eighteen months.

OPTION GRANTS IN LAST FISCAL YEAR

        No stock options were granted to the Named Executive Officers during 2004, except for the options granted to Mr. Morten Arntzen that are described in the following table, which were granted under the Corporation's 1998 Stock Option Plan:

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Securities Underlying Options Granted(1)
		Percentage of Total Options Granted
Name			Exercise Price	Expiration Date
					5%	10%
Morten Arntzen	100,000	100%	$35.70	1/19/2014	$5,422,080	$10,748,880

(1)
Options become exercisable in three equal annual installments commencing one year after the date of option grant, which was January 19, 2004.

(2)
Amounts represent hypothetical gains that could be achieved for the respective options at the end of the ten year option term. The assumed 5% and 10% rates of stock appreciation are mandated by rules of the SEC and do not represent the Corporation's estimate of the future market price of the Common Stock.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
AND YEAR-END OPTION VALUES

        The following table sets forth, for each of the Named Executive Officers, information regarding the exercise of stock options during fiscal 2004 and value of unexercised options at the end of fiscal 2004. None of the Named Executive Officers had exercisable options at the end of fiscal 2004.

Name	Number of Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at December 31, 2004 (All Unexercisable)	Value of Unexercised In-the- Money Options at December 31, 2004 (1) (All Unexercisable)
Morten Arntzen.	—	$—	100,000	$1,950,000
Robert N. Cowen	—	—	—	—
Myles R. Itkin	60,000	$1,237,228	—	—
Robert E. Johnston	25,500	$510,997	—	—
Peter J. Swift	62,500	$1,255,222	—	—

(1)
Reflects market value of underlying shares of the Corporation's Common Stock on December 31, 2004 of $55.20 minus the exercise price multiplied by the number of shares underlying the in-the-money options.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY NAMED EXECUTIVE OFFICERS

        The following table sets forth the beneficial ownership of shares of the Corporation's Common Stock as of April 15, 2005 by each of the Named Executive Officers other than Morten Arntzen, whose information is disclosed above along with the other directors, and Robert N. Cowen, who owned no shares as of such date.

Name	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Myles R. Itkin	2,309	—
Robert E. Johnston	6,241	—
Peter J. Swift	1,217	—

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

        Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Corporation's Common Stock against the cumulative total return of the published Standard and Poor's 500 Index, a peer group consisting of Frontline Ltd., OMI Corporation, Teekay Shipping Corporation and the Corporation, for the five years ended December 31, 2004.

STOCK PERFORMANCE GRAPH
COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
THE CORPORATION, S&P 500 INDEX, PEER GROUP INDEX

*
Assumes that the value of the investment in the Corporation's Common Stock and each index was $100 on December 31, 1999 and that all dividends were reinvested. In accordance with rules of the Securities and Exchange Commission ("SEC"), the Corporation's Stockholder Return Performance Presentation does not constitute "soliciting material" and is not incorporated by reference in any filings with the SEC made pursuant to the Securities Act of 1933 (the "1933 Act") or the Securities Exchange Act of 1934 (the "1934 Act").

PENSION PLAN

        The Corporation through OSG Ship Management, Inc., its wholly owned subsidiary, maintains a pension plan (the "Pension Plan") which provides employees hired prior to January 1, 2005 with annual retirement benefits based upon age, credited service and average compensation (comprised of salaries, bonuses and incentive compensation) for the highest five successive years of the last ten years prior to retirement. An additional year of credited service is recognized each year during the five year period ending on December 31, 2005 for those employed at the end of 2002 pursuant to the Corporation's program to transfer certain administrative functions to the Newcastle, United Kingdom office. The Pension Plan is non-contributory by the employee, and the contributions to the Pension Plan are determined on an actuarial basis without individual allocation.

        The annual pension payable to any employee under the Pension Plan may not exceed the limitations imposed for qualified plans under Federal law. However, under supplemental retirement plans the Named Executive Officers will be entitled to the additional benefits that would have been payable to them under the Pension Plan in the absence of such limitations. Payments under the supplemental retirement plans will be accelerated upon a "change of control" as defined therein.

        The following table sets forth the estimated annual pensions payable under the Pension Plan and the supplemental retirement plans (subject to reduction on an actuarial basis where survivorship benefits are provided), upon normal retirement, to employees at various compensation levels and in representative years-of-service classifications, calculated before application of the Social Security offset provided for in the Pension Plan:

	Years of Credited Service
Average Compensation	10 years	15 years	20 years	25 years	30 years	35 years	40 years
$400,000	60,000	90,000	120,000	150,000	180,000	210,000	240,000
600,000	90,000	135,000	180,000	225,000	270,000	315,000	360,000
800,000	120,000	180,000	240,000	300,000	360,000	420,000	480,000
1,000,000	150,000	225,000	300,000	375,000	450,000	525,000	600,000
1,200,000	180,000	270,000	360,000	450,000	540,000	630,000	720,000
1,500,000	225,000	337,500	450,000	562,500	675,000	787,500	900,000
1,800,000	270,000	405,000	540,000	675,000	810,000	945,000	1,080,000
2,100,000	315,000	472,500	630,000	787,500	945,000	1,102,500	1,260,000
2,400,000	360,000	540,000	720,000	900,000	1,080,000	1,260,000	1,440,000
2,700,000	405,000	607,500	810,000	1,012,500	1,215,000	1,417,500	1,620,000

        The respective number of years of credited service under the Pension Plan of the Named Executive Officers are as follows: Morten Arntzen-1 year, Myles R. Itkin-19 years; Robert E. Johnston-33 years; Peter J. Swift-13 years. The supplemental retirement plan credits Mr. Johnston with six additional years of service.

COMPENSATION OF DIRECTORS

        Non-employee directors of the Corporation receive a director's fee of $30,000 per year, payable quarterly (increased from $25,000 per year as of June 1, 2004), and a fee of $1,500 for each meeting of the Board of Directors they attend (increased from $1,000 per meeting as of June 1, 2004). The Chairman of the Board of Directors, a non-executive position, receives a fee of $100,000 per year, payable quarterly. In addition, the Chairman of the Audit Committee receives a fee of $10,000 per year, payable quarterly, and each member of the Audit Committee receives a fee of $1,500 for each committee meeting he attends (increased from $1,000 per meeting as of June 1, 2004). Each member of the Corporate Governance and Nominating Committee and the Compensation Committee receives a fee of $1,500 for each committee meeting attended (increased from $1,000 per meeting as of June 1, 2004). The Chairmen of the Corporate Governance and Nominating Committee and the Compensation Committee are each entitled to an annual fee of $7,500, payable quarterly, but each of them has waived his rights to such annual fee.

        Under the 1999 Non-Employee Director Stock Option Plan (the "1999 Plan") each non-employee director is granted an option to purchase 7,500 shares of Common Stock upon his becoming a director (for those directors who held office when the 1999 Plan was adopted, such option was granted at the inception of the 1999 Plan). The options are granted at the fair market value of the Common Stock on the date of grant and become exercisable in three equal annual installments commencing one year after the date of the option grant. The 1999 Plan also provides for an annual grant of an option to purchase 1,000 shares of Common Stock to each continuing non-employee director following the annual stockholders meeting at the fair market value of the Common Stock on the date of grant, exercisable commencing one year after such date.

        Pursuant to the 1999 Plan, on July 1, 2004, all non-employee directors were each granted an option to purchase 1,000 shares of Common Stock at $44.47 per share, other than Mr. Andreas who became a director on June 1, 2004 and received an option to purchase 7,500 shares of Common Stock at $41.37 per share.

        With the approval of the 2004 Stock Incentive Plan, all stock based awards to directors after July 1, 2004 will be made pursuant to such Plan. The Compensation Committee has not determined the terms of any such awards to directors and none have been made to date.

EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE

        In accordance with rules of the SEC, the Report on Executive Compensation does not constitute "soliciting material" and is not incorporated by reference in any filings with the SEC made pursuant to the 1933 Act or the 1934 Act.

        The Compensation Committee (the "Committee") of the Board of Directors reviews and determines compensation for members of senior management. It is composed of three non-employee directors of the Corporation who meet all applicable independence requirements of the SEC and NYSE: Charles A. Fribourg, Oudi Recanati and Thomas B. Coleman. The Committee's compensation policies are designed to promote the following objectives:

  •
  to attract and motivate talented executives, and to encourage their long term tenure with the Corporation;

  •
  to compensate executives based upon the value of their individual contributions in achieving corporate goals and objectives; and

  •
  to motivate executives to maximize stockholder values.

        In setting annual compensation levels, the Committee takes into account year-to-year comparisons of financial performance, as well as many other factors. Because the Corporation's results over a short term period are significantly affected by bulk shipping market dynamics beyond the Corporation's control, financial results attributable solely to rate changes are not the principal element in determining compensation. Instead, the Committee considers management's initiatives in enhancing the Corporation's financial results in all rate environments and in achieving other corporate objectives. In 2004 these objectives included: developing and implementing a comprehensive strategic plan for the Corporation; utilizing the Corporation's strong technical and operational capabilities to pursue growth opportunities in the Corporation's existing crude tanker and U.S. Flag businesses as well as sectors of the shipping industry that are new to the Corporation and offer favorable financial returns; improving the financial strength and flexibility of the Corporation; supporting legislation that would provide for tax deferral on the Corporation's foreign shipping income and put the Corporation on a level playing field with its international competitors with respect to income taxes; and conducting an active vessel purchase and sale program to acquire ships that offer attractive equity returns and to dispose of vessels whose expected financial returns are less than those of most of the Corporation's fleet.

        In addition to base salary, the Corporation has adopted an Incentive Compensation Plan designed to reward employees at all levels for their performance as measured against individual goals. The Plan provides for significant enhancement of cash and equity based awards based on the Corporation's financial performance in attaining earnings thresholds established at the beginning of each year. The Committee believes that the Plan is an appropriate and effective means of motivating employees to help achieve the Corporation's key financial and operating objectives.

        In setting executive compensation for 2004, the Committee noted that the Corporation achieved record earnings of $401.2 million compared with $121.3 million for 2003, which was the Corporation's highest annual net income until 2004. While such earnings reflect the high time charter equivalent revenue in all tanker segments in which the Corporation operates, notably in the fourth quarter of the year, the Committee believes that such record results also reflected management's achievement in acquiring vessels through purchases and charters at favorable prices and charter rates as well as disposals of older tankers at attractive prices.

        The Committee noted that management had developed and started implementing a strategic plan to expand and diversify the Corporation's business, highlighted by the Corporation's signing in December 2004 of a merger agreement to acquire Stelmar Shipping Ltd., a leading international shipping company with a fleet of 40 vessels aggregating 2.3 million deadweight tons. The acquisition, which was completed in January 2005, resulted in the Corporation becoming the second largest publicly traded oil transportation company measured by number of vessels, with a leading position in both crude and product tanker segments.

        The Committee also noted that in November 2004 the Corporation entered into the liquefied natural gas ("LNG") transportation business through the formation of a joint venture with Qatar Gas Transport Company Limited (Nakilat). The joint venture ordered four 216,000 cubic meters LNG Carriers and time chartered such vessels upon delivery for 25 year terms (with options to extend) to a subsidiary of Qatar Petroleum and ExxonMobil. This transaction provides the Corporation with a platform to expand into the LNG transportation sector, a segment of the shipping industry that management believes offers attractive growth opportunities.

        In October 2004, Congress passed the American Jobs Creation Act of 2004 which, for taxable years beginning in 2005, reinstates the indefinite deferral of United States taxation on foreign shipping income until such income is repatriated to the United States as dividends. For 2004, substantially all of the Corporation's pre-tax income was foreign shipping income. The Corporation intends to permanently reinvest its foreign shipping income which will indefinitely defer taxation on such income. Management actively supported this tax legislation and the Committee believes that its enactment has materially strengthened the financial position of the Corporation.

        The Committee also considered management's efforts to improve the Corporation's financial strength and flexibility. In particular, the Committee noted the Corporation's sale in January 2004 of

3,200,000 shares of its common stock, which generated proceeds of $115.5 million, and sale in February 2004 of $150 million principal amount of senior unsecured notes due in February 2024. These actions contributed to the strength of the Corporation's balance sheet which provides the Corporation with the financial flexibility needed to compete effectively and to pursue attractive growth opportunities. At December 31, 2004, the Corporation's liquidity adjusted debt to capital ratio stood at 15% compared with 42.6% at December 31, 2001.

        While the Committee took the foregoing accomplishments into account, the Committee's compensation determinations for the Corporation's executive officers are to some extent subjective and are not arrived at by application of any specific formula. The Committee also takes into account an executive's length of service and particular contributions over the executive's entire career with the Corporation. While the Committee considers many aspects of an individual's performance, it does not give particular weight to or quantify any one or more performance factors.

        Mr. Arntzen's compensation reflects his leadership of the Corporation and his active participation in developing and implementing the Corporation's strategic plan. In his capacity as President and Chief Executive Officer of the Corporation, Mr. Arntzen spearheaded the successful effort to acquire Stelmar Shipping Ltd., a transforming event for the Corporation. Mr. Arntzen played a key leadership role in the Corporation's entry into the LNG transportation business. To a large extent Mr. Arntzen's compensation reflects an assessment of his performance based upon the subjective judgment of the Committee. The Committee believes that Mr. Arntzen's compensation and the benefits he receives under his employment agreement are appropriate and reasonable in light of his contribution to the growth and success of the Corporation.

        Pursuant to Section 162(m) of the Code, compensation exceeding $1 million paid to the Corporation's executive officers may not be deducted by the Corporation unless such compensation is performance based and paid pursuant to criteria approved by the stockholders. In 2004, the Board of Directors adopted and the stockholders approved the Corporation's Executive Performance Incentive Plan pursuant to which compensation paid under such Plan will be fully deductible under Section 162(m). Commencing in 2005, it is the Corporation's general policy to structure its incentive plans so that bonus and equity compensation paid to the Company's five most highly compensated executive officers qualify for the performance-based compensation exemption under Section 162(m) and are deductible for federal income tax purposes under Section 162(m), unless there is a valid compensation reason that would justify paying non-deductible amounts. Such action may be necessary in order for the Corporation to meet competitive market pressures and to ensure that it is able to attract and retain top talent to lead the organization successfully.

        The Committee believes that the interests of stockholders are best served by granting stock based incentives to employees and thereby giving them the opportunity to participate in appreciation in the Corporation's stock over an extended period. In this way, the profitability and value of the Corporation is enhanced for the benefit of stockholders by enabling the Corporation to offer employees stock based incentives in the Corporation in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the stockholders. The Corporation's 2004 Stock Incentive Plan, approved by the stockholders, is administered by the Committee. The Committee determines the persons to whom stock based incentives will be granted under the Plan and allocates the amounts to be granted to such persons. For 2004, the Committee granted to the Named Executives other than Mr. Cowen both shares of restricted stock, which vests in equal installments over a four year period, and stock options, which vests in equal annual installments over a three year period.

        Submitted by the Compensation Committee of the Board of Directors:

Compensation Committee Charles A. Fribourg, Chairman Oudi Recanati Thomas B. Coleman

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under the securities laws of the United States, the Corporation's directors, executive officers and any persons holding more than 10 percent of the Corporation's Common Stock are required to report their ownership of Common Stock and any changes in that ownership, on a timely basis, to the SEC. Based on material provided to the Corporation, all such reports were filed on a timely basis in 2004 other than a Form 4 on behalf of Mr. Merkin, a non-management director, that was filed eight days late with respect to the sale of shares of the Corporation's Common Stock by a partnership in which Mr. Merkin is a partner.

INFORMATION AS TO STOCK OWNERSHIP

        Set forth below are the names and addresses of those persons, other than nominees for directors and entities they control (see "Election of Directors"), that are known by the Corporation to have been "beneficial owners" (as defined in regulations of the SEC) of more than 5% of the outstanding shares of the Corporation's Common Stock, as reported to the Corporation and the SEC.

Name and Address	Number of Shares Beneficially Owned	Percent of Class as of December 31, 2004
Mrs. Diane Recanati(1)(2) 590 Fifth Avenue New York, New York 10036	4,525,992	11.5%	*
Mr. Leon Recanati(1)(3) The Triangle Tower 3 Azrieli Center Tel Aviv, Israel	4,525,992	11.5%	*
Mr. Michael Recanati(1)(4) 590 Fifth Avenue New York, New York 10036	4,525,992	11.5%	*
The Michael Recanati Trust(1)(5) 590 Fifth Avenue New York, New York 10036	4,430,560	11.2%	*
Mrs. Yudith Yovel Recanati(1)(6) 64 Kaplan Street Herzliya, Israel	4,525,992	11.5%	*
Archer-Daniels-Midland Company(7) 4666 Faries Parkway Decatur, Illinois	5,093,391	12.9%

*
Messrs. Oudi Recanati, Ariel Recanati and Leon Recanati, Mrs. Diane Recanati and Mrs. Yudith Yovel Recanati and The Michael Recanati Trust (whose trustees are Michael Recanati and Daniel Pearson) all share the power to vote 4,430,560 shares subject to a stockholders agreement dated as of April 16, 2003 among members of, or trusts for the benefit of members of, the Recanati family, as amended (the "Stockholders Agreement"). All of these persons (other than Daniel Pearson) also share the power to vote and dispose of the 95,432 shares owned by the Recanati Foundation. All of the shares that are subject to the Stockholders Agreement or owned by the Recanati Foundation are listed as beneficially owned by each of the foregoing persons under "Election of

  Directors" or in this table and are included in calculating such person's ownership percentage. The percentage ownership for these persons or the Trust is as of April 15, 2005.

(1)
Mrs. Diane Recanati is the mother of Messrs. Oudi Recanati, a director of the Corporation, and Michael Recanati, the aunt of Mr. Ariel Recanati, a director of the Corporation, and the aunt of Mr. Leon Recanati and Mrs. Yudith Yovel Recanati, who are brother and sister.

(2)
Includes 4,430,560 shares subject to the Stockholders Agreement as to which she may be deemed to share the power to vote (she shares the power to dispose of these shares with Messrs. Oudi Recanati and the Michael Recanati Trust). Also includes 95,432 shares held by the Recanati Foundation, which Mrs. Recanati may be deemed to share the power to vote and dispose of by virtue of her position as a director of the Recanati Foundation. Mrs. Recanati has a 12.5% partnership interest in OSG Holdings, a partnership which beneficially owns 1,786,964 shares of Common Stock.

(3)
Includes 4,430,560 shares subject to the Stockholders Agreement, as to which he may be deemed to share the power to vote (he shares the power to dispose of only 3,802,346 of these shares); and 95,432 shares which he may be deemed to share the power to vote and dispose of by virtue of his position as a director of the Recanati Foundation.

(4)
Includes 4,430,560 shares subject to the Stockholders Agreement, as to which he may be deemed to share the power to vote and dispose; and 95,432 shares which he may be deemed to share the power to vote and dispose of by virtue of his position as a director of the Recanati Foundation. Mr. Michael Recanati has a 0.6% partnership interest, and The Michael Recanati Trust of which Mr. Michael Recanati is a trustee, has a 0.4% partnership interest in OSG Holdings, a partnership which beneficially owns 1,786,964 shares of Common Stock.

(5)
Messrs. Michael Recanati and Daniel Pearson, as trustees of The Michael Recanati Trust, share the power to vote and direct the disposition of these 4,430,560 shares, which are subject to the Stockholders Agreement. The Michael Recanati Trust has a 0.4% partnership interest in OSG Holdings, a partnership which beneficially owns 1,786,964 shares of Common Stock.

(6)
Includes 4,430,560 shares subject to the Stockholders Agreement, as to which she may be deemed to share the power to vote (she shares the power to dispose of only 3,802,346 of these shares); and 95,432 shares which she may be deemed to share the power to vote and dispose of by virtue of her position as a director of the Recanati Foundation.

(7)
Archer-Daniels-Midland Company has reported that it acquired these shares for investment purposes, that it has sole power to vote and dispose of them and that these shares were not acquired for the purpose of or having the effect of changing or influencing control of the Corporation nor in connection with or as a participant in any transaction having such purpose or effect.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed Ernst & Young LLP as independent registered public accounting firm for the Corporation and its subsidiaries for the year 2005 subject to the ratification of the stockholders at the Annual Meeting. If the appointment is not ratified by the stockholders, the selection of the Corporation's independent registered public accounting firm will be reconsidered by the Audit Committee.

        Ernst & Young LLP is a well known and well qualified firm of public accountants which (including its predecessors) has served as the independent registered public accounting firm of the Corporation since the Corporation was organized in 1969. Representatives of Ernst & Young LLP will attend the Annual Meeting and be afforded an opportunity to make a statement, as well as be available to respond to appropriate questions submitted by stockholders.

        Audit Fees.    Audit fees incurred by the Corporation to Ernst & Young LLP in 2004 and 2003 for professional services rendered for the audit of the Corporation's annual financial statements for the years ended December 31, 2004 and 2003, the review of the financial statements included in the Corporation's Forms 10-Q, statutory financial audits for subsidiaries of the Corporation as well as those services that only the independent auditor reasonably could have provided and services associated with documents filed with the SEC and other documents issued in connection with securities offerings, were $770,000 and $431,300, respectively.

        Audit-Related Fees.    Audit-related fees incurred by the Corporation to Ernst & Young LLP in 2004 and 2003 for accounting consultations related to accounting, financial reporting or disclosure matters not classified as "Audit services", assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities, and assistance with internal control reporting requirements, were $5,480 and $40,944, respectively.

        Tax Fees.    Total fees incurred by the Corporation to Ernst & Young LLP for tax compliance, tax advice and tax planning for 2004 and 2003 were $47,642 and $530,098, respectively.

        All Other Fees.    During 2004 and 2003, no services were performed by, or fees incurred to, Ernst & Young LLP other than as described above.

        The Audit Committee considered whether the provision of services described above under "Tax Fees" is compatible with maintaining Ernst & Young LLP's independence.

        The Audit Committee has established policies and procedures for pre-approving audit and permissible non-audit work performed by its independent registered public accounting firm. As set forth in the pre-approval policies and procedures, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent auditor. The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee. The Audit Committee will add or subtract to the list of general pre-approved services from time to time, based on subsequent determinations. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee. In each case, the Audit Committee sets a specific annual limit on the amount of such services the Corporation could obtain from its independent registered public accounting firm without seeking specific approval, and requires management to report each specific engagement to the Audit Committee on a quarterly basis.

        The Board of Directors recommends that stockholders vote FOR the ratification of the appointment of Ernst & Young LLP as the Corporation's independent registered public accounting firm for the year ending December 31, 2005.

AUDIT COMMITTEE REPORT

        Management has primary responsibility for maintaining effective internal control over financial reporting, for assessing the effectiveness of internal control over financial reporting and for preparation of the consolidated financial statements of the Corporation. The Corporation's independent registered public accounting firm is responsible for performing independent audits of the Corporation's consolidated financial statements in accordance with auditing standards generally accepted in the United States and the effectiveness of the Corporation's internal control over financial reporting based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and issuing reports thereon. The Audit Committee's responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

        In fulfilling its oversight responsibilities, the Audit Committee has met and held discussions with management and the Corporation's independent registered public accounting firm concerning the quality of the accounting principles, the reasonableness of significant judgments and the adequacy of disclosures in the financial statements. Management represented to the Audit Committee that the Corporation's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed and discussed the consolidated financial statements with management and the Corporation's independent registered public accounting firm. The Audit Committee further discussed with the Corporation's independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. The Audit Committee met five times during 2004. The members of the Audit Committee are considered to be independent because they satisfy the independent requirements for Board of Directors members prescribed by the NYSE listing standards and Rule 10A-3 under the 1934 Act.

        The Corporation's independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and the Audit Committee discussed with the independent registered public accounting firm their independence and considered the compatibility of nonaudit services with the registered public accounting firm' independence.

        The Committee also reviewed management's report on its assessment of the effectiveness of the Corporation's internal control over financial reporting and the Corporation's independent registered public accounting firm's report on management's assessment and the effectiveness of the Corporation's internal control over financial reporting.

        Based upon the Audit Committee's discussions with management and the Corporation's independent registered public accounting firm, the Audit Committee's review of the representations of management, the certifications of the Corporation's chief executive officer and chief financial officer which are required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002, and the report and letter of the independent registered public accounting firm provided to the Audit Committee, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited consolidated financial statements and management's assessment of the effectiveness of the Corporation's internal control over financial reporting referred to above be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC. The Audit Committee has also approved, subject to stockholder ratification, the selection of Ernst & Young LLP as the Corporation's independent registered public accounting firm for 2005.

Audit Committee Michael J. Zimmerman, Chairman G. Allen Andreas, III Joel I. Picket

        In accordance with the rules of the SEC, the Audit Committee report does not constitute "soliciting material" and is not incorporated by reference in any filings with the SEC made pursuant to the 1933 Act or the 1934 Act.

PROPOSALS FOR 2006 MEETING

        Any proposals of stockholders that are intended to be presented at the Corporation's 2006 Annual Meeting of Stockholders must be received at the Corporation's principal executive offices no later than December 31, 2005, and must comply with all other applicable legal requirements, in order to be included in the Corporation's proxy statement and form of proxy for that meeting.

        A stockholder who intends to submit a proposal for the Corporation's 2006 Annual Meeting that the stockholder does not intend to request be included in the Corporation's 2006 Proxy Statement in accordance with SEC rules must give notice to the Corporation prior to March 15, 2006. If the stockholder does not provide the Corporation with timely notice of such a proposal, the persons designated as management proxies on the Corporation's proxy card may exercise their discretionary authority to vote on that proposal. If the stockholder does provide the Corporation with timely notice of such a proposal, depending upon the circumstances, management proxies may not be able to exercise their discretionary authority to vote on the proposal.

GENERAL INFORMATION

        The Board of Directors is not aware of any matters to be presented at the meeting other than those specified above. If any other matter should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment.

        All shares represented by the accompanying proxy, if the proxy is duly executed and received by the Corporation at or prior to the meeting, will be voted at the meeting in accordance with the instructions provided therein. If no such instructions are provided, the proxy will be voted for the election of directors and for the ratification of the appointment of Ernst & Young LLP as the Corporation's independent registered public accounting firm. Under Delaware law and the Corporation's Certificate of Incorporation and By-Laws, if a quorum is present, directors are elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Ratification of the appointment of Ernst & Young LLP as the Corporation's independent registered public accounting firm for 2005 requires the affirmative vote (in person or by proxy) of the holders of a majority of the shares of the Common Stock entitled to vote present or represented at the Annual Meeting. A majority of the outstanding shares entitled to vote, present in person or represented by proxy, constitutes a quorum. Shares represented by proxies or ballots withholding votes from one or more directors will not be counted in the election of that director but will be counted for purposes of determining a quorum. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the Annual Meeting, whereas broker non-votes will not be counted for purposes of determining the number of votes cast.

        The cost of soliciting proxies for the meeting will be borne by the Corporation. The Corporation will also reimburse brokers and others who are only record holders of the Corporation's shares for their reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares. Directors and officers of the Corporation may solicit proxies personally or by telephone or telegraph but will not receive additional compensation for doing so.

        The Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 has been mailed to stockholders. The Annual Report does not form part of this Proxy Statement.

By order of the Board of Directors,
JAMES I. EDELSON General Counsel and Secretary
New York, N.Y. April 29, 2005

OVERSEAS SHIPHOLDING GROUP, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, June 7, 2005

        The undersigned hereby appoints MORTEN ARNTZEN and SOLOMON N. MERKIN, and either of them, proxies, with full power of substitution, to vote all shares of stock of OVERSEAS SHIPHOLDING GROUP, INC. which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Corporation to be held at J.P. Morgan Chase & Co., 277 Park Avenue, New York, N.Y., 17th Floor, on June 7, 2005, at 2:30 P.M., notice of which meeting and the related Proxy Statement have been received by the undersigned, and at any adjournments thereof.

        The undersigned hereby ratifies and confirms all that said proxies, or either of them, or their substitutes, may lawfully do in the premises and hereby revokes all proxies heretofore given by the undersigned to vote at said meeting or any adjournments thereof. If only one of said proxies, or his substitute, shall be present and vote at said meeting or any adjournments thereof, then that one so present and voting shall have and may exercise all the powers hereby granted.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER INDICATED BY THE STOCKHOLDER. IN THE ABSENCE OF SUCH INDICATION, SUCH SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE CORPORATION'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND IN THE DISCRETION OF SAID PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

(Continued, and To Be Signed and Dated on Reverse Side)

Address Change/Comments (Mark the corresponding box on the reverse side)

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSALS.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐
(1)	Election of Directors: Nominees:	For all Nominees (except as withheld in the space provided below) ☐	Withhold Authority to Vote for all Nominees ☐			Please mark your votes as indicated in this example		☒
01 Morten Arntzen, 02 Oudi Recanati, 03 G. Allen Andreas III, 04 Alan R. Batkin, 05 Thomas B. Coleman, 06 Charles A. Fribourg,		07 Stanley Komaroff, 08 Solomon N. Merkin, 09 Joel I. Picket, 10 Ariel Recanati, 11 Thomas F. Robards and 12 Michael J. Zimmerman.		(2)	Ratification of the appointment of Ernst & Young LLP as the Corporation's independent registered public accounting firm for the year 2005:	FOR ☐	AGAINST ☐	ABSTAIN ☐
(To withhold authority to vote for any individual Nominee, print that Nominee's name on the following line:)

Please sign exactly as name (or names) appears at the left. For joint accounts each owner should sign. Executors, administrators, trustees, etc. should give full title.
Dated:	,	2005
Signature
Signature if held jointly
PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD

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COMPENSATION AND CERTAIN TRANSACTIONS
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES
BENEFICIAL OWNERSHIP OF COMMON STOCK BY NAMED EXECUTIVE OFFICERS
STOCKHOLDER RETURN PERFORMANCE PRESENTATION
STOCK PERFORMANCE GRAPH COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* THE CORPORATION, S&P 500 INDEX, PEER GROUP INDEX
PENSION PLAN
COMPENSATION OF DIRECTORS
EXECUTIVE COMPENSATION REPORT OF THE COMPENSATION COMMITTEE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INFORMATION AS TO STOCK OWNERSHIP
SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
PROPOSALS FOR 2006 MEETING
GENERAL INFORMATION
OVERSEAS SHIPHOLDING GROUP, INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, June 7, 2005